Exhibit 99.9

September 26, 2018

OvaScience, Inc.

9 Fourth Avenue

Waltham, MA 02451

Consent to Reference in Proxy Statement/Prospectus/Information Statement

OvaScience, Inc. (the “Company”) has filed a Registration Statement on Form S-4 (Registration No. 333-              ) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus/information statement included in such registration statement as a future member of the board of directors of the Company.

Sincerely,

/s/ James M. Hindman
Name: James M. Hindman